Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Third Quarter Results Exceed Guidance;

Full-Year Guidance Raised

NEWPORT BEACH, Calif. – October 25, 2005 – The TriZetto Group, Inc. (Nasdaq: TZIX) today reported third quarter results of $73.1 million of revenue, $0.14 of diluted earnings per share (EPS) and $13.3 million of Adjusted EBITDA. Based on its performance to date and expectations for the remainder of the year, TriZetto also raised its 2005 EPS guidance to a range of $0.40 to $0.45 from its previous range of $0.38 to $0.43.

“Strong new contract bookings of $75 million in the third quarter drove our 12-month backlog to $194 million, up 11% sequentially from the prior quarter,” noted TriZetto Chairman and CEO Jeff Margolis. “Third quarter profitability benefited from a 9% year-over-year increase in revenue, coupled with improved margin contributions from our professional services and hosting businesses.”

“In the third quarter, we set an all-time record for consulting bookings associated with several significant enterprise and component software sales,” added President and COO Kathleen Earley. “We are pleased with customer demand for TriZetto’s solutions that address consumer retail healthcare opportunities, changing government programs such as Managed Medicare and Medicare Part D, and opportunities to improve payers’ cost and quality of care.”

Financial Summary (in millions, except per share and DSO amounts)

	Quarter Ended Sep. 30, 2005	Quarter Ended Sep. 30, 2004	Change
Revenue	$73.1	$67.0	9.1%
Bookings	$75.1	$75.0	0.1%
Total Backlog*	$663.1	$586.6	13.0%
Diluted EPS	$0.14	$0.12	16.7%
Net Income	$6.5	$6.0	8.3%
Adjusted EBITDA*	$13.3	$13.1	1.5%
Cash Resources	$57.8	$54.0	7.0%
Cash provided by (used in) operations	$3.6	($3.1)	n.m.
Capital Expenditures	$4.7	$5.8	19.0%
Days Sales Outstanding (DSO)	58	65	10.8%

*	Definitions are included in the attached financial schedules

Revenue

Third quarter 2005 revenue totaled $73.1 million, versus $67.0 million in the third quarter of 2004. Increases of $8.1 million in consulting and other non-recurring revenue, $2.5 million in recurring software maintenance and $0.3 million in outsourced services revenue more than offset $4.8 million lower software license revenue.

Recurring revenue represented 54.0% of total revenue in the third quarter, compared to 54.7% a year ago, reflecting a similar mix of recurring (hosting, business process outsourcing and software maintenance) and non-recurring (software license and consulting) revenue.

New Business Bookings

TriZetto signed 261 new customer contracts in the third quarter with a total value of $75.1 million, compared to $75.0 million in the year-ago quarter. Contract bookings comprise a mix of current and future period revenue and represent the expected minimum total revenue to be generated under each contract. New contract bookings will vary from one quarter to the next. The company currently targets $50 to $60 million of new contract bookings each quarter.

Of the new third quarter contracts, 171 were for consulting, implementation services, software customization and other services valued at $43.8 million; 64 were software license contracts valued at $29.7 million; and 26 were outsourced services contracts (software hosting, business process outsourcing and other services) valued at $1.6 million.

Specialized component software comprised 56.2% of total software bookings in the third quarter. These products generated $16.7 million of software license, maintenance and hosting bookings and $4.9 million of revenue in the third quarter of 2005. The quarter’s component software sales included NetworX Modeler™, NetworX Pricer™, CareAdvance™ Enterprise, DirectLink™, Workflow, Facets e2TM CDH Suite, and Facets® eXtended Integration. Year-to-date, components have generated $54.2 million of bookings, up 27% compared to 2004, and revenue of $15.8 million, up 5% from the prior year.

Backlog

At September 30, 2005, the company’s total revenue backlog was approximately $663 million, compared to $587 million at September 30, 2004 and $639 million at June 30, 2005. Twelve-month revenue backlog was approximately $194 million at September 30, 2005, compared to $171 million at September 30, 2004 and $175 million at June 30, 2005. The timing of contract closings and other factors can cause the company’s backlog to vary from one quarter to the next.

Profitability

Third quarter net income was $6.5 million, or $0.14 per diluted share, compared to net income of $6.0 million, or $0.12 per share, in the third quarter of 2004. The third quarter tax provision represented an effective rate of approximately 6%, which was offset by a state tax true-up realized in the quarter of $0.6 million. Adjusted EBITDA was $13.3 million, compared to $13.1 million in the third quarter a year ago. Second half 2004 profitability benefited from approximately $5 million of cost containment actions that did not repeat this year, of which $2 million occurred in the third quarter a year ago.

TriZetto reports earnings in accordance with Generally Accepted Accounting Principles (GAAP), and additionally reports certain non-GAAP measures such as Adjusted EBITDA, believing that these provide additional information for investors to evaluate the company’s financial performance. A definition of Adjusted EBITDA and reconciliation to GAAP measures are included in the attached financial schedules.

Year-to-date, net income was $15.8 million, or $0.35 per diluted share, compared to net income of $2.1 million, or $0.04 per share, in 2004. Adjusted EBITDA for the first nine months of 2005 was $35.4 million compared to $21.6 million in 2004.

Gross margin for third quarter 2005 was 45.6% compared to 46.3% in the year earlier period, and 46.1% in the second quarter 2005. Recurring revenue gross margin increased 330 basis points year-over-year and non-recurring revenue gross margin decreased 580 basis points. Year-to-date gross margin was 45.5% this year compared to 36.8% in 2004. Year-to-date recurring revenue gross margin increased 700 basis points and non-recurring revenue gross margin increased 1,020 basis points.

Research and development expenses represented 10.6% of revenue in the third quarter 2005, slightly lower than the 11.0% in the year-ago quarter, comprised of development investments in both enterprise and component software. Selling, general and administrative expenses were 25.4% of revenue, compared to 24.1% in the year-ago quarter. The increase was primarily due to senior staff additions in the second half of 2004, higher incentive compensation and higher outside services fees and expenses for strategic planning.

Cash Resources and Cash Flow

Cash, restricted cash and short-term investments totaled $57.8 million at September 30, 2005, versus $54.0 million a year ago, and $56.4 million at June 30, 2005.

The company received approximately $5 million in cash from the exercise of employee stock options in the third quarter. The company used $5.3 million of cash during the quarter to exercise an option for the repurchase of 600,000 shares from ValueAct Capital. Subsequent to the quarter, the company received net proceeds of $82 million of cash resulting from the completion of its convertible offering.

Net cash provided by operating activities was $3.6 million in the third quarter 2005 compared to cash used by operating activities of ($3.1) million a year ago. Capital expenditures were $4.7 million in the third quarter compared to $5.8 million in the year-ago quarter. Year-to-date capital expenditures are $10.6 million, compared to $12.3 million for the first nine months of 2004. Days sales outstanding was 58, versus 65 in the year-ago quarter.

Increased Guidance For 2005

For the full year 2005, TriZetto expects between $285 and $290 million of revenue, between $46 and $49 million of Adjusted EBITDA, and $0.40 to $0.45 of EPS, on a diluted share count of approximately 46 million. Capital expenditures in 2005 are expected to be between $17 and $19 million.

TriZetto is focused on growing Adjusted EBITDA at a long-term targeted rate approaching 30% per year, while maintaining capital spending at approximately the company’s current rate. TriZetto projects that organic revenue growth of 8% to 12% will be required to achieve this target, depending on the mix of sales.

The company is evaluating the timing and effects of adopting Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which affects accounting for stock options and other forms of stock-based compensation. The company’s 2005 reported results and guidance do not reflect the effect of applying the new accounting rules. In 2006, the company expects that the impact of adopting 123R will result in an incremental expense of between $6 and $8 million.

SEC Comment Letter

As reported in the company’s 8-K filing of September 28, 2005, TriZetto received a letter from the SEC requesting clarification of certain of the company’s accounting and disclosure practices. The company believes that the letter was issued by the SEC in the normal course of its mandate under the Sarbanes-Oxley Act to regularly review the periodic filings of all publicly traded companies. TriZetto has provided the SEC with the information requested and has been informed by the SEC that it has no further questions at this time. The company has not made, and does not expect to make, changes to its previously reported financial statements as a result of the SEC letter.

Conference Call

TriZetto will host a conference call at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time today to discuss the quarter’s results. Investors may access the webcast through TriZetto’s web site at www.trizetto.com, first by clicking on the Investors button, and then on the Company Information drop-down menu item. The conference call will be archived and available through TriZetto’s web site for 30 days following the call.

The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About TriZetto

TriZetto serves the payer market, which is comprised primarily of national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company offers a broad portfolio of information technology products, including software, services and consulting, which healthcare payers utilize to improve their business processes and capitalize on new opportunities emerging from the consumerization of the healthcare industry. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenue, profits, cash flows and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, TriZetto’s operational capabilities, future financial structure, uses of cash or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of our customers, the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s Investor Relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of October 25, 2005. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

# # #

Contacts:	Investors:	Media:
	Brad Samson	Audrey McDill
	949-719-2220	303-495-7197
	brad.samson@trizetto.com	audrey.mcdill@trizetto.com

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,
	2005	2004
Revenue
Recurring revenue	$39,445	$36,657
Non-recurring revenue	33,608	30,350

Total revenue	73,053	67,007
Cost of revenue
Recurring revenue	23,772	23,299
Non-recurring revenue	15,962	12,662

Total cost of revenue	39,734	35,961
Gross profit	33,319	31,046
Operating expenses
Research and development	7,748	7,354
Selling, general and administrative	18,585	16,155
Amortization of other intangible assets	856	976

Total operating expenses	27,189	24,485
Income from operations	6,130	6,561
Interest income	261	145
Interest expense	(206)	(311)

Income before benefit from (provision for) income taxes	6,185	6,395
Benefit from (provision for) income taxes	295	(420)

Net income	$6,480	$5,975

Net income per share:
Basic	$0.15	$0.13

Diluted	$0.14	$0.12

Weighted average shares outstanding:
Basic	42,567	47,067

Diluted	46,921	48,396

Other financial data (1):
Adjusted EBITDA	$13,289	$13,051
12-month backlog	$194,500	$171,200
Total backlog	$663,100	$586,600

(1)	See accompanying notes for a definition of 12-month and total backlog, and for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Nine Months Ended September 30,
	2005	2004
Revenue
Recurring revenue	$118,584	$120,562
Non-recurring revenue	98,795	79,712

Total revenue	217,379	200,274
Cost of revenue
Recurring revenue	71,939	84,537
Non-recurring revenue	49,387	43,019

	121,326	127,556
Recurring revenue - loss on contracts	(2,877)	(5,886)
Non-recurring revenue - loss on contracts	—	4,988

	(2,877)	(898)

Total cost of revenue	118,449	126,658
Gross profit	98,930	73,616
Operating expenses
Research and development	24,663	22,343
Selling, general and administrative	55,462	44,658
Amortization of other intangible assets	2,596	3,087

Total operating expenses	82,721	70,088
Income from operations	16,209	3,528
Interest income	632	406
Interest expense	(743)	(1,047)

Income before provision for income taxes	16,098	2,887
Provision for income taxes	(341)	(820)

Net income	$15,757	$2,067

Net income per share:
Basic	$0.37	$0.04

Diluted	$0.35	$0.04

Weighted average shares outstanding:
Basic	42,093	46,897

Diluted	45,475	48,212

Other financial data (1):
Adjusted EBITDA	$35,387	$21,584
12-month backlog	$194,500	$171,200
Total backlog	$663,100	$586,600

(1)	See accompanying notes for a definition of 12-month and total backlog, and for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA

The TriZetto Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,916	$70,489
Short-term investments	—	1,203
Restricted cash	914	1,455
Accounts receivable, net	46,996	52,483
Prepaid expenses and other current assets	8,352	7,964

Total current assets	113,178	133,594
Property and equipment, net	23,586	31,466
Capitalized software products, net	28,587	27,902
Goodwill	39,455	39,201
Other intangible assets, net	2,501	5,097
Other assets	6,391	2,624

Total assets	$213,698	$239,884

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term notes payable	$2,465	$39,600
Capital lease obligations	2,545	4,186
Accounts payable	10,668	13,019
Accrued liabilities	27,707	37,585
Deferred revenue	30,459	39,520

Total current liabilities	73,844	133,910
Long-term line of credit	27,000	12,000
Capital lease obligations	1,015	1,838
Deferred revenue	2,839	1,882
Other long-term obligations	1,480	3,321

Total liabilities	106,178	152,951

Common stock	43	42
Additional paid-in capital	374,768	369,669
Deferred stock compensation	(3,143)	(2,873)
Accumulated deficit	(264,148)	(279,905)

Total stockholders’ equity	107,520	86,933

Total liabilities and stockholders’ equity	$213,698	$239,884

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

Adjusted EBITDA Presentation (1)

(unaudited and in thousands)

	Three Months Ended September 30,
	2005	2004
Revenue
Recurring revenue	$39,445	$36,657
Non-recurring revenue	33,608	30,350

Total revenue	73,053	67,007
Cost of revenue
Recurring revenue	21,174	20,862
Non-recurring revenue	13,817	11,603

Total cost of revenue	34,991	32,465
Gross profit	38,062	34,542
Operating expenses
Research and development	7,613	6,482
Sales and marketing	5,465	4,656
General and administrative	11,695	10,353

	24,773	21,491
Adjusted EBITDA	13,289	13,051
Operating depreciation and amortization	5,895	5,361
Amortization of other intangible assets	856	976
Amortization of deferred stock compensation	408	153
Loss on contracts, net	—	—
Restructuring, impairment and other	—	—

	7,159	6,490
Income from operations	6,130	6,561
Interest income	261	145
Interest expense	(206)	(311)

Income before benefit from (provision for) income taxes	6,185	6,395
Benefit from (provision for) income taxes	295	(420)

Net income	$6,480	$5,975

(1)	See accompanying notes for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

Adjusted EBITDA Presentation (1)

(unaudited and in thousands)

	Nine Months Ended September 30,
	2005	2004
Revenue
Recurring revenue	$118,584	$120,562
Non-recurring revenue	98,795	79,712

Total revenue	217,379	200,274
Cost of revenue
Recurring revenue	63,990	77,202
Non-recurring revenue	43,167	40,093

Total cost of revenue	107,157	117,295
Gross profit	110,222	82,979
Operating expenses
Research and development	24,226	19,937
Sales and marketing	17,221	13,340
General and administrative	33,388	28,118

	74,835	61,395
Adjusted EBITDA	35,387	21,584
Operating depreciation and amortization	17,396	15,497
Amortization of other intangible assets	2,596	3,087
Amortization of deferred stock compensation	952	370
Loss on contracts, net	(2,877)	(898)
Restructuring, impairment and other	1,111	—

	19,178	18,056
Income from operations	16,209	3,528
Interest income	632	406
Interest expense	(743)	(1,047)

Income before provision for income taxes	16,098	2,887
Provision for income taxes	(341)	(820)

Net income	$15,757	$2,067

(1)	See accompanying notes for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA

The TriZetto Group, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Backlog

Total backlog is defined as revenue we expect to generate in future periods from existing customer contracts. Our 12-month backlog is defined as the revenue we expect to generate from existing customer contracts over the next 12 months. Most of the revenue in our backlog is derived from multi-year recurring revenue contracts (including software hosting, business process outsourcing, IT outsourcing, and software maintenance). For purposes of calculating our backlog and based upon our previous experience, we assume software maintenance contracts will be renewed for a period of up to five years. We classify revenue from software license and consulting contracts as non-recurring. Such revenue is included in the backlog when the revenue from such software license or consulting contract will be recognized over a period exceeding 12 months.

Non-GAAP Financial Measures

In this press release and our other public statements in connection with this press release, we use the non-GAAP financial measure, “Adjusted EBITDA.” We define Adjusted EBITDA as net income (loss), excluding the impact of interest expense, income taxes, depreciation and amortization, charges for facilities closures and asset impairment, stock-based compensation expense and charges for expected future loss on contracts. We use Adjusted EBITDA to provide meaningful supplemental information regarding our operating performance and profitability by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Because our capital structure, effective income tax rates, capitalized asset values and equity-based compensation levels are different than those of other companies, we believe that Adjusted EBITDA facilitates comparisons of our results of operations with those of other companies. Further, we believe that Adjusted EBITDA, which excludes certain factors which are not indicative of ongoing operations such as charges for facilities closures, asset impairment and future loss on contracts, can assist management and investors in assessing the financial operating performance and underlying strength of our core business. We use Adjusted EBITDA in our cash bonus program to evaluate management’s performance for compensation purposes. We also have agreed with our lender to maintain levels of an adjusted form of EBITDA as specified in financial covenants to our secured debt facility.

During the fourth quarter of 2003, we decided to wind-down our outsourcing services to physician group customers and to discontinue our hosting and outsourcing services involving non-proprietary software products. As a result, during the fourth quarter of 2003, we recorded a loss on contracts charge of $11.3 million, reflecting our estimate of future losses associated with our contracts for these businesses. This charge, which related to businesses we had decided to exit, was excluded from Adjusted EBITDA because it was not indicative of our ongoing operations. During the fourth quarter of 2003, we also negotiated a settlement regarding out-of-scope work for a large fixed-fee implementation project. As a result, during the fourth quarter of 2003, we recorded a loss on contracts charge of $3.7 million, reflecting our estimate of future losses associated with this contract. After deciding not to enter into any similar agreements in the future, we modified our pricing and other policies regarding fixed-fee implementation arrangements. This charge was excluded from Adjusted EBITDA for the fourth quarter of 2003 because we believed that the charge was not indicative of our ongoing operations. During 2004 and 2005, we made adjustments to the loss on contracts charge, as the efforts to complete the fixed fee contract and to wind-down our physician group business became better known to us. This resulted in a net reduction of the loss on contracts charge, and an increase to net income, of $1.4 million for 2004 and $2.9 million for the nine-month period ended September 30, 2005, which amounts were eliminated from Adjusted EBITDA.

During the last two years, we also excluded from Adjusted EBITDA certain asset impairment charges related to our decision to exit certain lines of businesses and facility closure charges related to a cost containment action. During the fourth quarter of 2003, we excluded from Adjusted EBITDA a $4 million asset write-down associated with our decision to wind-down our physician group business and our outsourcing services involving non-proprietary software, as discussed in the preceding paragraph. We excluded this charge from Adjusted EBITDA as it related to businesses we had decided to exit and therefore was not indicative of our ongoing operations. We also excluded from Adjusted EBITDA losses of approximately $870,000 related to the closure of three facilities in 2004 and approximately $1.1 million for the closure of two additional facilities in 2005. These closures were part of a single cost-containment plan that commenced in 2004. The charges reflected our remaining payment obligations under lease agreements for these closed facilities. Because the facilities were non-performing, we excluded the charges from Adjusted EBITDA as they were not indicative of our ongoing operations.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. In addition, Adjusted EBITDA should not be considered as a measure of liquidity or free cash flow for management’s discretionary use, as it excludes certain cash requirements such as interest expense, income taxes, costs to replace depreciated or amortized assets, costs arising from certain facilities closures and losses on contracts. Because not all companies calculate Adjusted EBITDA identically, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We compensate for these limitations by relying primarily on our GAAP results and use Adjusted EBITDA supplementally.

The following schedule provides a reconciliation of GAAP net income to Adjusted EBITDA for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income (loss)	$6,480	$5,975	$15,757	$2,067
Interest expense, net	(55)	166	111	641
(Benefit from) provision for income taxes	(295)	420	341	820
Operating depreciation and amortization	5,895	5,361	17,396	15,497
Amortization of other intangible assets	856	976	2,596	3,087
Amortization of deferred stock compensation	408	153	952	370
Loss on contracts, net	—	—	(2,877)	(898)
Restructuring, impairment and other charges	—	—	1,111	—

Adjusted EBITDA	$13,289	$13,051	$35,387	21,584